                                                           EXHIBIT 99(a)(3)(i)



                                             Countdown Holdings Limited

                                             Report and Financial Statements

                                             Period ended

                                             30 September 1997


                                             [IBDO LOGO]

COUNTDOWN HOLDINGS LIMITED

Annual report and financial statements for the period ended 30 September 1997

--------------------------------------------------------------------------------

Contents

      Director

Page:

1     Report of the directors

3     Report of the auditors

4     Consolidated profit and loss account

5     Consolidated balance sheet

6     Balance sheet

7     Consolidated cash flow statement

8     Notes forming part of the financial statements

--------------------------------------------------------------------------------

Directors

      E J Guinan III
      P L Harrison

Secretary and registered office

      E J Guinan, Unit 1 Hurlingham Business Park, Sulivan Road, London,
SW6 3DU.

Company number

      2741762

Auditors

      BDO Stoy Hayward, 8 Baker Street, London, W1M 1DA.

                                      -----

COUNTDOWN HOLDINGS LIMITED

Report of the directors for the period ended 30 September 1997

--------------------------------------------------------------------------------

      The directors present their report together with the financial statements of the group for the period ended 30 September 1997.

Results and dividends

      The profit and loss account is set out on page 4 and shows the result for the period.

      The directors do not recommend the payment of a dividend.

Principal activities, trading review and future developments

      The principal activity of the group, which has remained unchanged in the period under review, is that of a discount buying organisation, operating in the membership benefits industry.

      The directors are disappointed with the result for the period but are expecting results to improve in the next year.

      There have been no events since the balance sheet date which materially affect the position of the company.

Directors

      The directors in office in the period and their beneficial interest in the issued ordinary share capital, which has remained unchanged in the period under review, was as follows:

                                              Ordinary shares of (pounds)1 each
                                                      1997         1996

         G E C Radbone (resigned 15 January 1998)       -       500,000
         P L Harrison  (appointed 3 September 1997)     -             -
         E J Guinan III(appointed 3 September 1997)     -             -

      The interests of the directors in the share capital of the ultimate parent company, Transmedia Europe Inc, are disclosed in the financial statements of that company.

Directors' responsibilities

      Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period. In preparing those financial statements, the directors are required to:

      o select suitable accounting policies and then apply them consistently;

COUNTDOWN HOLDINGS LIMITED

--------------------------------------------------------------------------------

Directors' responsibilities (Continued)

      o     make judgements and estimates that are reasonable and prudent;

      o state whether applicable accounting standards have been followed, subject to any material departure disclosed and explained in the financial statements; and

      o prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

      The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Creditors payment policy

      For all trade creditors, it is the group's policy to:

      o agree the terms of payment at the start of business with that supplier;

      o     ensure that suppliers are aware of the terms of payment; and

      o     pay in accordance with its contractual and other legal obligations.

      Wherever possible the company tries to abide by this policy.

Auditors

      BDO Stoy Hayward, who were appointed during the period, have expressed their willingness to continue in office and a resolution to re-appoint them will be proposed at the annual general meeting.

By order of the Board

E J Guinan

Secretary

13 February 1998

COUNTDOWN HOLDINGS LIMITED

Report of the auditors

--------------------------------------------------------------------------------

To the shareholders of Countdown Holdings Limited

      We have audited the financial statements on pages 4 to 22 which have been prepared under the accounting policies set out on pages 8 to 10.

      Respective responsibilities of directors and auditors

      As described on pages 1 and 2 the company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

      Basis of opinion

      We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

      We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

      Fundamental uncertainty

      In forming our opinion, we have considered the adequacy of the disclosures made in note 1 to the financial statements concerning the uncertainty about the continuing support of the company's bankers and the ability of the major shareholders Transmedia Europe Inc and Transmedia Asia Pacific Inc to continue to provide financial support. Our opinion is not qualified in this respect.

      Opinion

      In our opinion the financial statements give a true and fair view of the state of the company's affairs as at 30 September 1997 and of its result for the period then ended and have been properly prepared in accordance with the Companies Act 1985.

      BDO STOY HAYWARD
      Chartered Accountants
       and Registered Auditors
      London

      13 February 1998

COUNTDOWN HOLDINGS LIMITED

Consolidated profit and loss account for the period ended 30 September 1997

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
                                                                                                     As restated
                                                                     13 months ended                  Year ended
                                                       Note         30 September 1997               31 August 1996
                                                                (pounds)        (pounds)       (pounds)         (pounds)
Turnover                                              1 & 3
   Continuing                                                                   5,129,435                      4,936,967
   Acquisitions                                                                        --                         12,572
                                                                               ----------                      ---------
                                                                                5,129,435                      4,949,539
Cost of sales                                                                   3,207,576                      2,988,184
                                                                               ----------                      ---------
Gross profit                                                                    1,921,859                      1,961,355
Net operating expenses                                  4                       2,574,793                      2,171,398
                                                                               ----------                      ---------
Operating loss                                          5
   Continuing operations                                         (652,934)                      (206,876)
   Acquisitions                                                        --                         (3,169)
                                                                 --------                       --------
                                                                                 (652,934)                      (210,043)
Share of associated undertaking's loss                                 --                        (21,500)
Interest receivable                                     8              --                            157
                                                                 --------                       --------
                                                                                       --                        (21,343)
                                                                               ----------                      ---------
                                                                                 (652,934)                      (231,386)
Interest payable and similar charges                    9                         (57,668)                       (27,311)
                                                                               ----------                      ---------
Loss on ordinary activities before taxation                                      (710,602)                      (258,697)
Tax on loss on ordinary activities                     10                           8,408                         26,738
                                                                               ----------                      ---------
Loss for the period                                                              (702,194)                      (231,959)
Retained loss brought forward
   As previously stated                                          (268,965)                       (42,753)
   Prior year adjustment                               22        (119,487)                      (113,740)
                                                                 --------                       --------
Retained loss brought forward, as restated                                       (388,452)                      (156,493)
                                                                               ----------                      ---------
Retained deficit                                                               (1,090,646)                      (388,452)
                                                                               ==========                       ========

All amounts relate to continuing activities.
All recognised gains and losses are included in the profit and loss account. The loss for the period represents the movement in shareholders' funds.

The notes on pages 8 to 22 form part of these financial statements.

COUNTDOWN HOLDINGS LIMITED

Consolidated balance sheet at 30 September 1997

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
                                                                                                       As restated
                                                      Note          30 September 1997                31 August 1996
                                                                (pounds)        (pounds)       (pounds)         (pounds)
Fixed assets
   Intangible assets                                   11                         284,138                        300,355
   Tangible assets                                     12                         311,378                        512,341
                                                                               ----------                      ---------
                                                                                  595,516                        812,696
Current assets
   Stocks                                              14         129,950                        138,175
   Debtors                                             15         403,518                        538,396
   Cash at bank and in hand                                        26,663                         71,443
                                                                ---------                      ---------
                                                                  560,131                        748,014
Creditors: amounts falling due
 within one year                                       16       1,719,602                      1,365,927
                                                                ---------                      ---------
Net current liabilities                                                        (1,159,471)                      (617,913)
                                                                               ----------                      ---------
Total assets less current liabilities                                            (563,955)                       194,783

Creditors: amounts falling due
 after more than one year                              17                         (26,691)                       (83,235)
                                                                               ----------                      ---------
Net assets                                                                       (590,646)                       111,548
                                                                               ==========                      =========
Capital and reserves
   Called up share capital                             21                         500,000                        500,000
   Profit and loss account                                                     (1,090,646)                      (388,452)
                                                                               ----------                      ---------

Shareholders' funds - equity                                                     (590,646)                       111,548
                                                                               ==========                      =========

The financial statements were approved by the Board on 13 February 1998

E J Guinan
Director

The notes on pages 8 to 22 form part of these financial statements.

COUNTDOWN HOLDINGS LIMITED

Balance sheet at 30 September 1997

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
                                                      Note           30 September 1997               31 August 1996
                                                                (pounds)        (pounds)       (pounds)         (pounds)
Fixed assets
   Investment                                          13                         499,998                        499,998
Current assets
   Cash at bank and in hand                                         1,656                          1,715
Creditors: amounts falling due
 within one year                                       16           7,113                          4,113
                                                                    -----                          -----
Net current liabilities                                                            (5,457)                        (2,398)
                                                                                  -------                        -------
Net assets                                                                        494,541                        497,600
                                                                                  =======                        =======
Capital and reserves
   Called up share capital                             21                         500,000                        500,000
   Profit and loss account                                                         (5,459)                        (2,400)
                                                                                  -------                        -------
Shareholders' funds - equity                                                      494,541                        497,600
                                                                                  =======                        =======

The financial statements were approved by the Board on 13 February 1998

E J Guinan
Director

The notes on pages 8 to 22 form part of these financial statements.

COUNTDOWN HOLDINGS LIMITED

Consolidated cash flow statement for the period ended 30 September 1997

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
                                                                     13 months ended                   Year ended
                                                       Note         30 September 1997                31 August 1996
                                                                (pounds)        (pounds)       (pounds)         (pounds)
Net cash inflow from operating
 activities                                             5                          10,538                         10,304

Returns on investments and
 servicing of finance
   Interest received                                                   --                            157
   Interest paid                                                  (52,098)                       (23,632)
   Interest element of finance lease
    rental payments                                                (5,570)                        (3,679)
                                                                  -------                        -------
Net cash outflow from returns on
 investments and servicing of finance                                             (57,668)                       (27,154)

Taxation
   Corporation tax paid                                                             6,298                         (2,631)

Capital expenditure
   Purchase of tangible fixed assets                              (41,551)                       (37,246)
   Sale of tangible fixed assets                                   15,096                         20,832
                                                                  -------                        -------
Net cash outflow from capital expenditure                                         (26,455)                       (16,414)

Acquisitions and disposals
   Purchase of investment in
    associated undertaking                                             --                        (21,500)
   Acquisition of subsidiary undertaking                               --                         90,492
                                                                  -------                        -------
Net cash inflow from acquisitions
 and disposals                                                                         --                         68,992
                                                                                 --------                         ------
Net cash (inflow)/outflow before financing                                        (67,287)                        33,097

Financing
   Capital element of finance lease
    rental payments                                    25                         (38,106)                       (21,272)
                                                                                 --------                         ------
(Decrease)/increase in cash                            23                        (105,393)                        11,825
                                                                                 ========                         ======

The notes on pages 8 to 22 form part of these financial statements.


                                       7

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September 1997

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1 Accounting policies

      The financial statements have been prepared under the historical cost convention and are in accordance with applicable accounting standards. The following principal accounting policies have been applied:

      Basis of accounting - going concern

            The group's major trading company sustained a net loss for the period as well as for the two preceding years, and as a consequence, net assets have been depleted. Furthermore, the group had net current liabilities at the balance sheet date and has incurred losses subsequently.

            The financial statements have been prepared on the going concern basis which assume that the company will continue in operational existence for the foreseeable future.

            The validity of this assumption depends upon the financial support of Transmedia Europe, Inc. and Transmedia Asia Pacific, Inc., the continued support of the group's bankers and a return to profitable trading.

            Whilst the directors are presently uncertain as to the outcome of the matters mentioned above, they believe that it is appropriate for the financial statements to be prepared on the going concern basis.

      Turnover

            Turnover, which excludes Value Added Tax and intra group transactions, represents (1) the invoiced value of goods and services supplied, and (2) subscriptions, which have been accounted for on a receipts basis and, therefore, no account has been taken of any liability arising in respect of the unexpired portions of subscriptions received.

      Depreciation

            Depreciation is provided to write off the cost or valuation, less estimated residual values, of all fixed assets, except freehold land and some freehold buildings, evenly over their expected useful lives. It is calculated at the following rates:

               Freehold property   - 2% on cost
               Plant and machinery - 25% on written down value
               Leasehold property  - over the life of the lease

      Stocks

            Stocks are valued at the lower of cost and net realisable value.


                                       8

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September
1997 (Continued)

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1 Accounting policies (Continued)

      Deferred taxation

            Provision is made for timing differences between the treatment of certain items for taxation and accounting purposes, to the extent that it is probable that a liability or asset will crystallise.

      Leased assets

            Where assets are financed by leasing agreements that give rights approximating to ownership ('finance leases'), the assets are treated as if they had been purchased outright. The amount capitalised is the present value of the minimum lease payments payable during the lease term. The corresponding leasing commitments are shown as amounts payable to the lessor. Depreciation on the relevant assets is charged to the profit and loss account.

            Lease payments are analysed between capital and interest components so that the interest element of the payment is charged to the profit and loss account over the period of the lease and represents a constant proportion of the balance of capital repayments outstanding. The capital part reduces the amounts payable to the lessor. All other leases are treated as operating leases. Their annual rentals are charged to the profit and loss account on a straight-line basis over the term of the lease.

            Reverse premiums and similar incentives received to enter into operating lease agreements are released to the profit and loss account over the period to the date on which the rent is first expected to be adjusted to the prevailing market rate.

      Pension costs

            Contributions to the company's defined contribution pension scheme are charged to the profit and loss account in the year in which they become payable.

      Goodwill

            Goodwill arising on consolidation is shown in the balance sheet under intangible assets and is amortised on a straight line basis over its expected economic life of 20 years.

      Investments

            Fixed asset investments are stated at cost less provision for any permanent diminution in value.

      Basis of consolidation

            The group financial statements consolidate the financial statements of the company and all its subsidiary undertakings made up to 30
            September 1997.


                                       9

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September
1997 (Continued)

--------------------------------------------------------------------------------

1 Accounting policies (Continued)

      Foreign currencies

            Assets and liabilities expressed in foreign currencies are translated into sterling at the rate of exchange ruling at the balance sheet date. Transactions in foreign currencies are translated into sterling at the rate of exchange ruling at the date of the transaction. Exchange differences are taken into account in arriving at the operating profit.

      Subscription income - change in accounting policy

            Subscription income is accounted for on an accruals basis. One of the group's subsidiaries, Countdown Plc, previously accounted for subscription income when received. The effect of the change in accounting policy is reflected in note 22. Comparatives have been restated to reflect the change in accounting policy.

2 Holding company profit and loss account

            The company has taken advantage of the exemption in the Companies
            Act 1985, Section 230, not to present its own profit and loss account. Included in the group loss for the financial period is a loss of the company of (pounds)3,049 (1996 - (pounds)4,147).

3 Turnover

            The turnover and loss before taxation is wholly attributable to the principal activity of the group.

            A geographical analysis of turnover and analysis for segmental reporting purposes have been omitted as, in the opinion of the director, disclosure would be seriously prejudicial to the interests of the group.

4 Net operating expenses

                                                    13 months ended  Year ended
                                                     30 September    31 August
                                                          1997         1996
                                                        (pounds)     (pounds)

      Net operating expenses are made up as follows:

          Distribution costs                             322,158      302,327
          Administrative expenses                      2,252,635    1,869,071
                                                       ---------    ---------
                                                       2,574,793    2,171,398
                                                       =========    =========

      The total figure of net operating expenses for 1996 includes (pounds)8,115 in respect of acquisitions (namely administrative expenses of (pounds)8,115).


                                       10

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September
1997 (Continued)

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5 Operating loss
                                                     13 months ended  Year ended
                                                      30 September    31 August
                                                           1997         1996
                                                         (pounds)      (pounds)
      The operating loss is stated after
       charging/(crediting):

        Amortisation of goodwill                          16,217        6,995
        Depreciation of tangible assets: Owned            81,995       77,492
                                         Leased           10,270       15,744
        Additional depreciation on fixed assets          206,220           --
        Director's emoluments (note 6) including
         pension contributions                           129,058      141,269
        Auditors' remuneration: Audit fee                 23,432       19,660
                                Non-audit fee              5,575       33,745
        (Profit) on disposal of fixed assets             (11,447)     (15,056)
        Hire of equipment                                  2,458        3,464
        Operating leases: land and buildings             108,333      114,782
                                                       =========    =========
      Reconciliation of operating loss to net cash
      inflow from operating activities

        Operating loss                                  (652,934)    (204,296)
        Adjustment in respect of pre-acquisition
         results                                              --      (23,461)
        Depreciation and amortisation                    314,702      100,231
        (Profit) on disposal of fixed assets             (11,447)     (15,056)
        Decrease in stock                                  8,225       67,320
        Decrease in debtors                              136,998       40,707
        Increase in creditors                            215,004       44,859
                                                       ---------    ---------
                                                          10,548       10,304
                                                       =========    =========

6 Directors' emoluments

      Directors' remuneration                            107,342      139,475
      Contributions to a defined contribution
       pension scheme                                     21,716        1,794
                                                       ---------    ---------
                                                         129,058      141,269
                                                       =========    =========

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September 1997 (Continued)

--------------------------------------------------------------------------------

7 Employees

                                                  13 months ended   Year ended
                                                    30 September    31 August
                                                        1997           1996
                                                      (pounds)       (pounds)

            Staff costs consist of:

               Wages and salaries                      1,203,170      964,709
               Social security costs                      83,095       90,459
               Pension contributions                      18,189       17,914
                                                       ---------    ---------
                                                       1,304,454    1,073,082
                                                       =========    =========
            The average monthly number of employees
              during the period was as follows:

               Administration                                 37           45
                                                       =========    =========
8 Interest receivable and similar income

            Bank deposit interest receivable                  --          157
                                                       =========    =========
9 Interest payable and similar charges

            Interest payable on bank overdrafts           42,872       14,176
            Interest payable on all other loans            9,226        9,456
            Interest payable on finance leases and hire
             purchase contracts                            5,570        3,679
                                                       ---------    ---------
                                                          57,668       27,311
                                                       =========    =========

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September 1997 (Continued)

--------------------------------------------------------------------------------

10 Taxation

                                                13 months ended  Year ended
                                                  30 September   31 August
                                                      1997          1996
                                                    (pounds)      (pounds)

The tax credit/(charge) on loss on ordinary activities for the period was as follows:

   Corporation tax at 33% (1996 - 25% and 33%)         --         26,759
   Overseas taxation                                  6,321          (21)
   Overprovision in prior years                       2,087         --
                                                    -------      -------
                                                      8,408       26,738
                                                    =======      =======

11 Intangible fixed assets
                                                            Goodwill on
                                                           consolidation
                                                              (pounds)
      Group

         Cost
            At 1 September 1996 and at 30 September 1997      324,350
                                                              -------
         Amortisation
            At 1 September 1996                                23,995
            Charge for period                                  16,217
                                                              -------
            At 30 September 1997                               40,212
                                                              -------
         Net book value
            At 30 September 1997                              284,138
                                                              =======
            At 31 August 1996                                 300,355
                                                              =======

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September 1997 (Continued)

--------------------------------------------------------------------------------

12 Tangible fixed assets

                                                     Short,
                                         Freehold  leasehold    Plant and
                                         buildings  vehicles    machinery      Total
                                         (pounds)   (pounds)    (pounds)      (pounds)
   Group

      Cost or valuation
         At 1 September 1996             257,612     46,406      926,589    1,230,607
         Additions                          --         --        101,171      101,171
         Disposals                          --         --        (40,339)     (40,339)
         Scrapping                          --      (46,406)    (647,866)    (694,272)
                                        --------  ---------    ---------    ---------
         At 30 September 1997            257,612       --        339,555      597,167
                                        --------  ---------    ---------    ---------
      Depreciation
         At 1 September 1996              38,573      3,275      676,418      718,266
         On disposals                       --         --        (36,690)     (36,690)
         Charge for the period             5,582      2,519       84,164       92,265
         (Scrapping)/revaluation          63,457     (5,794)    (545,715)    (488,052)
                                        --------  ---------    ---------    ---------
         At 30 September 1997            107,612       --        178,177      285,789
                                        --------  ---------    ---------    ---------
      Net book value
         At 30 September 1997 - Owned    150,000       --        125,843      275,843
                              - Leased      --         --         35,535       35,535
                                        --------  ---------    ---------    ---------
                                         150,000       --        161,378      311,378
                                        ========  =========    =========    =========
         At 31 August 1996 - Owned       219,039     43,131      201,587      463,757
                           - Leased         --         --         48,584       48,584
                                        --------  ---------    ---------    ---------
                                         219,039     43,131      250,171      512,341
                                        ========  =========    =========    =========

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September 1997 (Continued)

--------------------------------------------------------------------------------

13 Fixed asset investments

                                                           Share of assets
                                                     30 September    31 August
                                                         1997           1996
                                                       (pounds)       (pounds)

      Group

        Associated undertakings
           Cost of shares and loan stock at 1 September   51,500       30,000
           Addition at cost                                   --       21,500
                                                       ---------    ---------
                                                          51,500       51,500
           Share of losses, retained by associated
             undertaking                                 (51,500)     (51,500)
                                                       ---------    ---------
           Shares and loan stock at 30 September 1997
            and 31 August 1996                                --           --
                                                       =========    =========

        Notice has been given to Companies House to strike off the associate undertaking by 2 March 1998.

      Company

        Investment in subsidiary undertakings at cost    499,998      499,998
                                                       =========    =========

At the period end, the company held more than 10% of the share capital of the following unlisted companies:

                              Country of                 Shares held
                             incorporation    Class           %        Held

Subsidiary undertakings         England      Ordinary
   Countdown plc                             and deferred    100     Directly
   I.D.C. Card Limited          England      Ordinary        100     Indirectly
   Countdown International Inc  USA          Common stock    100     Indirectly

Associated undertaking
   RSVP Publishing Limited      England      Ordinary         50     Indirectly

The principal activity of the subsidiaries is that of discount buying organisations. The principal activity of the associated undertaking is that of publishing and retailing of coupon books; however it has remained dormant since February 1996.

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September 1997 (Continued)

--------------------------------------------------------------------------------

14 Stocks
                                           30 September 1997     31 August 1996
                                               (pounds)              (pounds)

      Group

         Cards and books                         77,563                75,596
         Store discount vouchers                 52,387                62,579
                                              ---------             ---------
                                                129,950               138,175
                                              =========             =========

   There is no significant difference between the cost and the replacement value of stock.

15 Debtors

                                                        Group               Company
                                                30.9.1997  31.8.1996  30.9.1997 31.8.1996
                                                (pounds)    (pounds)   (pounds)  (pounds)
        Trade debtors                            284,174     350,581      --       --
        Other debtors                             40,867      56,318      --       --
        Amount due from associated undertaking      --           952      --       --
        Taxation recoverable                        --        28,763      --       --
        Prepayments and accrued income            78,477     101,782      --       --
                                                 -------     -------     -----    -----
                                                 403,518     538,396      --       --
                                                 =======     =======     =====    =====

      The amounts above fall due for payment in less than one year.

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September 1997 (Continued)

--------------------------------------------------------------------------------

16 Creditors: amounts falling due within one year

                                                     Group               Company
                                             30.9.1997  31.8.1996  30.9.1997 31.8.1996
                                               (pounds)    (pounds) (pounds) (pounds)
      Bank loan and overdrafts (note 18)        439,583    378,970    --        --
      Obligation under finance leases and
       hire purchase agreements (note 19)        22,761     19,703    --        --
      Trade creditors                           707,752    356,883    --        --
      Amounts owed to subsidiary undertakings      --         --     4,113      --
      Amounts owed to associated companies       28,181       --      --        --
      Other creditors including taxation and
       social security (see note below)         521,325    610,371   3,000     4,113
                                              ---------  ---------  ------    ------
                                              1,719,602  1,365,927   7,113     4,113
                                              =========  =========  ======    ======

    Note: Other creditors including taxation and social security is made up as follows:

      Social security and PAYE                   34,116     95,296    --        --
      Other creditors and accruals              487,209    515,075   3,000     4,113
                                              ---------  ---------  ------    ------
                                                521,325    610,371   3,000     4,113
                                              =========  =========  ======    ======
17 Creditors: amounts falling due after
   more than one year

      Bank loan (note 18)                          --         --      --        --
      Obligations under finance leases
       and hire purchase agreements (note 19)    26,691      8,235    --        --
      Other creditor                               --       75,000    --        --
                                              ---------  ---------  ------    ------
                                                 26,691     83,235    --        --
                                              =========  =========  ======    ======

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September 1997 (Continued)

--------------------------------------------------------------------------------

18 Bank loans and overdrafts

                                                     Group               Company
                                             30.9.1997  31.8.1996  30.9.1997 31.8.1996
                                               (pounds)    (pounds) (pounds) (pounds)
      The aggregate amount of bank loans and
      overdrafts is as follows:

      Falling due within one year:
         Bank overdraft                         340,265    269,902    --        --
         Bank loan current portion               99,318    109,068    --        --
                                              ---------  ---------  ------    ------

                                                439,583    378,970    --        --
                                              =========  =========  ======    ======

      The bank loan is being paid in monthly instalments of (pounds)750. The loan is due for repayment by 31 December 2008; however, this loan is repayable on demand. The rates of interest on the overdraft and loan are 4% and 2% (respectively) over bank's base rate. The loan is secured by a fixed charge over the freehold property. The bank overdrafts are secured by a fixed charge over the book debts and a floating charge on the other assets of the group.

19 Obligations under finance leases
                                                      30 September   31 August
                                                          1997         1996
                                                        (pounds)      (pounds)

      The minimum finance lease payments to which the group is committed are as follows:

         Under one year                                   27,570       21,788
         In the second to fifth year inclusive            28,983        8,537
                                                       ---------    ---------
                                                          56,553       30,325
         Less: Amount representing future
          finance charges                                 (7,101)      (2,387)
                                                       ---------    ---------
                                                          49,452       27,938
                                                       =========    =========

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September 1997 (Continued)

--------------------------------------------------------------------------------

20 Commitments under operating leases

      The group had annual commitments under non-cancellable operating leases as set out below:

                                                          Land and buildings
                                                      30 September   31 August
                                                          1997         1996
                                                        (pounds)      (pounds)

      Operating leases which expire:

          In two to five years                             5,320        5,320
          Over five years                                100,000      100,000
                                                       ---------    ---------
                                                         105,320      105,320
                                                       =========    =========

21 Called up share capital
                                                      30 September   31 August
                                                          1997         1996
                                                        (pounds)      (pounds)

      Authorised, issued, called up and fully paid

          500,000 Ordinary shares of (pounds)1 each      500,000      500,000
                                                       =========    =========

22 Prior year adjustment - change in accounting policies

      As stated in note 1 of the company's subsidiaries, Countdown Plc changed its accounting treatment of subscription income from recognition on a receipts basis to an accruals basis.

                                                      30 September   31 August
                                                          1997         1996
                                                        (pounds)      (pounds)

      Effect of change in accounting policy
         - current year                                    9,112       (5,747)
         - prior years                                  (119,487)    (113,740)
                                                       ---------    ---------
                                                        (110,375)    (119,487)
                                                       =========    =========

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September 1997 (Continued)

--------------------------------------------------------------------------------

23 Cash and cash equivalents

      Analysis of balances as shown in the group balance sheet and changes during the period:

                                                                    Change
                                   30.9.1997      31.8.1996       in period
                                    (pounds)      (pounds)         (pounds)

      Cash at bank and in hand       26,663         71,443         (44,780)
      Bank overdraft and loan      (439,583)      (378,970)        (60,613)
                                   --------       --------        ---------

                                   (412,920)      (307,527)       (105,393)
                                   ========       ========        ========

24 Analysis of changes in financing during the period

                                                    13 months ended  Year ended
                                                      30 September   31 August
                                                          1997         1996
                                                        (pounds)      (pounds)

      Finance leases
         Balance at 1 September                           27,938       38,494
         New capital leases                               41,217       10,716
         Cash outflow from financing                     (19,703)     (21,272)
                                                       ---------    ---------
         Balance at 31 August                             49,452       27,938
                                                       =========    =========

25 Reconciliation of net cash inflow to
   movement in net debt

      (Decrease)/increase in cash in the year           (105,393)      11,825
      Cash outflow from decrease in debt and
        lease financing                                   38,106       21,272
                                                       ---------    ---------
      Change in net debt resulting from cash flows       (67,287)      33,077
      New finance leases                                 (59,620)     (10,716)
                                                       ---------    ---------
      Movement in net debt in the year                  (126,907)      22,381
      Opening net debt                                  (335,465)    (357,846)
                                                       ---------    ---------
      Closing net debt                                  (462,372)    (335,465)
                                                       =========    =========

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September 1997 (Continued)

--------------------------------------------------------------------------------

26 Analysis of net debt

                                                                                Other
                                                        At          Cash       non-cash         At
                                                     30.9.1997      flow       changes      31.8.1996
                                                     (pounds)      (pounds)    (pounds)      (pounds)

      Cash in hand and at bank                         71,443      (44,780)          --       26,663
      Overdrafts                                     (378,970)     (60,613)          --     (439,583)
                                                     --------     --------     --------     --------
                                                     (307,527)    (105,393)          --     (412,920)
      Finance leases                                  (27,938)      38,106      (59,620)     (49,452)
                                                     --------     --------     --------     --------
      Total                                          (335,465)     (67,287)     (59,620)    (462,372)
                                                     ========     ========     ========     ========

27 Reconciliation of movement in shareholders' funds
                                                              Group                   Company
                                                    30.9.1997    31.8.1996     30.9.1997    31.8.1996
                                                     (pounds)     (pounds)     (pounds)      (pounds)

      Shareholders' funds at 1 September
       (originally (pounds)231,035 before deducting
        prior year adjustment of(pounds)119,487)      111,548      343,507      497,600      501,747
      Loss for the financial period                  (702,194)    (231,959)      (3,059)      (4,147)
                                                     --------     --------     --------     --------
      Shareholders' funds at 31 August               (590,646)     111,548      494,541      497,600
                                                     ========     ========     ========     ========

28 Related party transactions

      A subsidiary company has acquired a twenty year lease in respect of a property from The Countdown plc Self-administered Scheme. The director, Mr C E C Radbone, is the only member of this pension scheme. The current rent is (pounds)100,000 per annum.

29 Capital commitments

      There are no capital commitments at the year end.

COUNTDOWN HOLDINGS LIMITED

Notes forming part of the financial statements for the period ended 30 September 1997 (Continued)

--------------------------------------------------------------------------------

30 Pension commitments

      The group operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the company. The cost of the contributions to the scheme are charged to the profit and loss account in the year in which they fall due. There were no amounts due at the balance sheet date (1996 - Nil).

31 Ultimate holding company

      On 3 April 1997, the entire share capital of Countdown Holdings Limited was acquired in an equal share by Transmedia Europe, Inc. and Transmedia Asia Pacific, Inc., companies incorporated in the USA.

      Due to the control exerted over Countdown Holdings Limited, by Transmedia Europe Inc, Countdown Holdings Limited is treated as a subsidiary of that company. Therefore Transmedia Europe Inc is the parent of the largest and the smallest groups of which the company is a member.

      A copy of each of the holding companies accounts is available from the Companies' registered office.